Exhibit (a)(5)(D)

CONTACTS:

Rodney C. Sacks

Chairman and Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman

(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE CORPORATION ANNOUNCES PRELIMINARY

RESULTS OF TENDER OFFER

Corona, California (June 9, 2016) — Monster Beverage Corporation (NASDAQ: MNST) announced today the preliminary results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on June 8, 2016.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of approximately 13.6 million shares of Monster’s common stock were validly tendered and not validly withdrawn at or below a purchase price of $156.00 per share. Additionally, approximately 6.5 million shares were tendered through notice of guaranteed delivery at or below such purchase price. Rodney Sacks and Hilton Schlosberg, who are officers and members of the Board of Directors of Monster, have tendered 1,850,901 and 1,064,190 shares, respectively, that they beneficially own, including shares held by each of them directly and shares held by certain entities affiliated with them.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, Monster expects to accept for payment an aggregate of approximately 12.8 million shares of its common stock at a purchase price of $156.00 per share, for an aggregate cost of $2.0 billion, excluding fees and expenses relating to the tender offer. As such, Monster has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 94%. The shares expected to be accepted for payment represent approximately 6.3% of the shares that were outstanding as of May 10, 2016.

The number of shares expected to be purchased in the tender offer and the purchase price per share are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased in the tender offer and the final purchase price per share will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter. Payment for shares will be made in cash, without interest.

Monster may purchase additional shares in the future in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Under applicable securities laws, however, Monster may not repurchase any shares until June 23, 2016. Whether Monster makes additional repurchases in the future will depend on many factors, including the market price of the shares, the results of the tender offer, Monster’s business and financial condition and general economic and market conditions.

Barclays Capital Inc. and Goldman, Sachs & Co. are acting as dealer managers for the tender offer and Innisfree M&A Incorporated is serving as the information agent. The depositary is American Stock Transfer & Trust Company, LLC. Any questions regarding the tender offer may be directed to the information agent toll-free at 888-750-5834.

About Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. Monster’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

Forward-looking statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Monster cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of Monster, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect Monster’s operating results, see Monster’s filings with the Securities and Exchange Commission, including Monster’s annual report on Form 10-K and quarterly report on Form 10-Q. Monster’s actual results could differ materially from those contained in the forward-looking statements, including with respect to the tender offer. Monster assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.